Exhibit 99

Parker Drilling Records Charge Regarding Proposed Settlement of DOJ and SEC Investigations

and Issues Outlook for 2012 Fourth Quarter Results

HOUSTON, February 14, 2013 – Parker Drilling Company (NYSE-PKD), an international drilling contractor, drilling services and rental tools provider, today announced that the Company has reached an agreement in principle with the United States Department of Justice (DOJ) and the staff of the United States Securities and Exchange Commission (SEC) related to parallel investigations that the DOJ and SEC conducted regarding possible violations of U.S. law, including the Foreign Corrupt Practices Act (FCPA), by the Company. Parker Drilling has recorded a charge of $15.85 million, or $0.13 per diluted share, for the fourth quarter of 2012, associated with the proposed settlement of these matters. The charge, which is included in general and administrative expense, is subject to change based on the results of any final settlement with the DOJ and SEC relating to these matters.

“We are pleased with this progress, and we will continue to maintain a vigorous FCPA compliance program, to emphasize the importance of compliance and ethical business conduct, and to enhance our compliance efforts,” said Parker Drilling President and Chief Executive Officer, Gary Rich.

The agreement in principle is contingent upon the parties’ preparation and agreement on the language of the settlement documents, approval of the SEC’s civil settlement by its governing Commission and approval by a United States District Court. There can be no assurance that this proposed settlement will be finalized, or finalized on the terms currently agreed in principle, and we cannot provide assurances regarding if and when the court and/or the SEC’s governing Commission will approve the settlement.

2012 Fourth Quarter Outlook

The Company also announced its expectations for its 2012 fourth quarter operating performance and earnings results. Recent trends in the U.S. land and Gulf of Mexico inland waters drilling markets have led to increased competitive conditions for rental tools and slowness in demand for barge drilling rigs. International operations have been impacted by a further reduction in rig utilization. In addition, the fourth quarter’s results include costs and other expenses related to actions taken to improve operating performance and position the Company for long-term success. This includes costs associated with dry-docking some barge drilling rigs, repositioning and redeploying some international drilling rigs and responding to the competitive demands in the rentals tools market. Excluding the impact of the settlement with the DOJ and SEC, the Company expects to report a net loss for the 2012 fourth quarter of between $0.03 and $0.05 per diluted share.

“Each of our operations has responded to market conditions in ways that are already beginning to have a favorable impact on their performance. Nevertheless, market conditions of the fourth quarter have had their effect on our immediate results,” noted Gary Rich.

The Company will discuss the results of the 2012 fourth quarter in more detail following its upcoming earnings release and related conference call.

Earnings Conference Call

Parker Drilling has scheduled a conference call for 10:00 a.m. CDT (11:00 a.m. EDT) on Thursday, February 21, 2013, to review its reported results. The call can be accessed by telephone, (480) 629-9692, or through the Investor Relations section of the Company’s website, http://www.parkerdrilling.com.

Company Description

Parker Drilling provides high-performance contract drilling solutions, rental tools and project management services to the energy industry. At year-end 2012, Parker’s rig fleet included 22 land rigs and two offshore barge rigs in international locations, 13 barge rigs in the U.S. Gulf of Mexico, and three land rigs in the U.S., one of which was undergoing commissioning in Alaska. The Company’s rental tools business supplies premium equipment to operators on land and offshore in the U.S. and in select international markets. Parker also performs contract drilling for customer-owned rigs and provides technical services addressing drilling challenges for E&P customers worldwide. More information about Parker Drilling can be found at http://www.parkerdrilling.com, including operating status reports for the Company’s Rental Tools segment and its international and U.S. rig fleets, updated monthly.

Cautionary Statement

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements in this press release other than statements of historical facts that address activities, events or developments that the Company expects, projects, believes, or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to, statements about the proposed settlement of the Company’s DOJ and SEC investigations, anticipated future financial or operational results; the outlook for rig utilization and dayrates; general industry conditions such as the demand for drilling and the factors affecting demand; competitive advantages such as technological innovation; future operating results of the Company’s rigs, rental tools operations and projects under management; capital expenditures; expansion and growth opportunities; acquisitions or joint ventures; asset sales; successful negotiation and execution of contracts; scheduled delivery of drilling rigs for operation; the strengthening of the Company’s financial position; increases in market share; outcomes of legal proceedings and investigations; compliance with credit facility and indenture covenants; and similar matters. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, that could cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to changes in worldwide economic and business conditions that could adversely affect market conditions, fluctuations in oil and natural gas prices that could reduce the demand for drilling services, changes in laws or government regulations that could adversely affect the cost of doing business, our ability to refinance our debt and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission. See “Risk Factors” in the Company’s Annual Report filed on Form 10-K and other public filings and press releases. Each forward-looking statement speaks only as of the date of this press release and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Further Information

Investor Relations:

Richard Bajenski. Director, Investor Relations. 281-406-2030

Media Relations:

Stephanie Dixon. Manager, Corporate Communications. 281-406-2212